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                                                                                                 EXHIBIT 11.1


                                        SNYDER OIL CORPORATION

                                    COMPUTATION OF PER SHARE EARNINGS
                                               (Unaudited)




                                                                                     Year Ended December 31,
                                                                              ---------------------------------------
                                                                                  1997           1996        1995
                                                                              ------------  ------------ ------------
                                                                                 (In thousands, except share data)


Income (loss) applicable to common before extraordinary item                      $29,487       $56,740     ($46,041)
Extraordinary item                                                                 (2,848)         -            -
                                                                              ------------   ----------- ------------

        Net income (loss) applicable to common                                     26,639        56,740      (46,041)
                                                                              ------------   ----------- ------------

Effect of dilutive securities assuming conversion                                    -            6,210         -

                                                                              ------------   ----------- ------------
Net income (loss) applicable to common - assuming conversion                      $26,639       $62,950     ($46,041)
                                                                              ============   =========== ===========



Weighted average shares outstanding                                                30,588        31,308       30,186
Assumed exercise of vested common stock options
     net of treasury shares repurchased                                               513           153         -
Assumed conversion of 6% preferred stock                                             -            5,052         -
                                                                              ------------   ----------- ------------

        Weighted average shares outstanding - assuming dilution                    31,101        36,513       30,186
                                                                              ============   =========== ============




Basic earnings per share:

Income (loss) per common share before extraordinary item                             $.96         $1.81       ($1.53)
Extraordinary item                                                                   (.09)         -            -
                                                                              ------------   ----------- ------------
Net income (loss) per common share                                                   $.87         $1.81       ($1.53)
                                                                              ============   =========== ============




Diluted earnings per share:

Income (loss) per common share before extraordinary item - assuming dilution         $.95         $1.72       ($1.53)
Extraordinary item                                                                   (.09)         -            -
                                                                              ------------   ----------- ------------
Net income (loss) per common share - assuming dilution                               $.86         $1.72       ($1.53)
                                                                              ============   =========== ============

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